PGIM, Inc.

655 Broad Street – 9th Floor

Newark, New Jersey 07102

October 2, 2024

PGIM Investments LLC

655 Broad Street – 6th Floor

Newark, New Jersey 07102

Re: PGIM Funds Listed on Annex A hereto, as may be amended from time to time (each, “Fund”)

To whom it may concern:

PGIM, Inc., on behalf of its business unit PGIM Fixed Income (“PGIM”), as subadviser to the Fund, hereby acknowledges that PGIM Investments LLC (“PGIM Investments”) has entered into a waiver agreement with the Fund (“Management Fee Waiver”) requiring PGIM Investments to waive the portion of its management fee attributable to the Fund’s investment in a U.S. registered exchange-traded fund advised by PGIM Investments and subadvised by PGIM (“PGIM ETF”). PGIM hereby agrees to waive any subadvisory fees it is entitled to receive from PGIM Investments attributable to the Fund’s investment in a PGIM ETF. This waiver will become effective at any time the Fund invests in the PGIM ETF and will remain in effect so long as the Fund is invested or intends to invest in the PGIM ETF and the Management Fee Waiver is in effect.

Very truly yours,

PGIM, Inc.

By:	/s/ Daniel Malooly
Name:	Daniel Malooly
Title:	Vice President

Annex A

PGIM ETF Trust

PGIM Ultra Short Bond ETF

PGIM Active High Yield Bond ETF PGIM Active Aggregate Bond ETF PGIM Total Return Bond ETF PGIM Floating Rate Income ETF PGIM AAA CLO ETF

PGIM Short Duration Multi-Sector Bond ETF PGIM Short Duration High Yield ETF PGIM Municipal Income Opportunities ETF PGIM Ultra Short Municipal Bond ETF